SUNAMERICA EQUITY FUNDS
RESPONSE TO ITEM 77D AND 77Q1 FOR THE CURRENT
FILING OF N-SAR (Period Ended September 30, 2007)

SUB ITEM 77D: Policies With Respect to Security Investments


1. TAX MANAGED EQUITY FUND

Effective May 15, 2007, the Tax Managed Equity Fund changed its name to the SunAmerica Disciplined Growth Fund. In connection with this change, the requirement that the Fund invest at least 80% of the Funds net assets, plus any borrowings for investment purposes, in equity securities was eliminated. Effective May 15, 2007, the current investment goal, principal investment strategy and principal investment techniques were changed as follows:

Investment Goal:		Capital Appreciation

Principal Investment Strategy:			Growth

Principal Investment
Techniques:	Active trading of equity securities that
demonstrate the potential for capital appreciation, without regard to market capitalization.

The investment goal, principal investment strategy and principal investment techniques prior to May 15, 2007, were as follows:

Investment Goal:	High total return while minimizing
the impact of capital gains

Principal Investment Strategy:			Growth and value

Principal Investment
Techniques:	Active trading of equity securities of large
and medium-sized U.S. companies while attempting to minimize capital gains distributions to shareholders. Under normal market conditions invests at least 80% of the Funds net assets, plus any borrowing for investment purposes, in equity securities.

2.  INTERNATIONAL EQUITY FUND

Effective April 1, 2007, the investment technique of the International Equity Fund was changed to permit investments in emerging market countries of up to 30% of the Funds net assets.

SUB-ITEM 77Q1(b): COPIES OF THE TEXT OF THE PROPOSALS
DESCRIBED IN SUB-ITEM 77D


1. TAX MANAGED EQUITY FUND
The March 7, 2007 supplement to the SunAmerica Equity Funds Prospectus dated January 29, 2007, filed on Form 497 on
March 7, 2007, (Accession No. 0001193125-07-048484), shows the following changes to Tax Managed Equity Fund:
The SunAmerica Tax Managed Equity Fund will change its name to the SunAmerica Disciplined Growth Fund. In connection with that change, the requirement that the fund invest at least 80% of the Funds net assets, plus any borrowings for investment purposes, in equity securities will be eliminated. In addition, the current investment goal, principal investment strategy and principal investment techniques were changed as follows:
Investment Goal:		Capital Appreciation

Principal Investment Strategy:			Growth

Principal Investment
Techniques:	Active trading of equity securities that
demonstrate the potential for capital appreciation, without regard to market capitalization.

Additional changes made to the SunAmerica Tax Managed Equity
Fund were as follows:

The Fund will invest in companies that the portfolio manager identifies through extensive quantitative and fundamental research. In selecting stocks, the portfolio manager focuses on individual stock selection, utilizing quantitative screens that rely on a combination of growth, value and behavioral factors. Examples of the screens used include screens that relate to price ratios (value), earnings information (growth) and certain behavioral characteristics of the stocks relating to share repurchases, earnings and other factors (behavioral). The portfolio manager may modify or eliminate the specific screens used or the emphasis placed on any particular screen from time to time in his discretion.

The Fund may purchase equity securities in initial public offerings
(IPOs). Securities purchases in IPOs generally have limited operating histories and may involve greater investment risk. The prices of securities purchased in IPOs can be very volatile. The effect of IPOs on a Funds performance depends on a variety of factors, including the number of IPOs the Fund invests in relative to the size of the Fund and whether and to what extent a security purchased in an IPO appreciates or depreciates in value. As a Funds asset base increases, IPOs often have a diminished effect on the Funds performance. Companies offering stock in IPOs generally have limited operating histories and may involve greater investment risk.


2.  INTERNATIONAL EQUITY FUND

The March 21, 2007 supplement to the SunAmerica Equity Funds Prospectus dated January 29, 2007, filed on Form 497 on March 21, 2007 (Accession No. 0001193125-07-060635), shows the following change to International Equity Fund:

The investment technique of the International Equity Fund may include investments in securities of emerging market countries, however, investments in emerging market countries will not exceed 30% of the Funds net assets.